Inception Mining, Inc. U.P. and Burlington Property Technical Report

TECHNICAL REPORT

U.P. AND BURLINGTON MINE PROPERTY

LEMHI COUNTY, IDAHO, USA

Effective Date: 24 May 2013

Report Date: 08 November 2013

Project local reference NAD83 UTM Zone 12:

E 264200/N 5013700 m

Prepared on Behalf of

Inception Mining, Inc.

 5320 South 900 East

Suite 260

Salt Lake City, Utah 84104 USA

Prepared By

Mr. Brian T. Brewer, CPG

Brewer Exploration Inc.

Brewer Exploration Inc.	1

Inception Mining, Inc. U.P. and Burlington Property Technical Report

Table of Contents

1.0 SUMMARY	4
2.0 INTRODUCTION	4
3.0 RELIANCE ON OTHER EXPERTS	5
4.0 PROPERTY DESCRIPTION AND LOCATION	5
4.1 Description and Location	5
4.2 Royalties, Payments, Back In Rights & Encumbrances	5
4.3 Environmental Liabilities	5
4.4 Permits	8
5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	8
5.1 Topography, Elevation, Climate, & Vegetation	8
5.2 Access	9
5.3 Local Resources & Infrastructure	9
6.0 HISTORY	9
7.0 GEOLOGICAL SETTING	10
7.1 Regional Geology	10
7.2 Property Geology	12
7.3 Mineralized Zones & Veins	12
8.0 DEPOSIT TYPE	13
9.0 EXPLORATION	14
10.0 DRILLING	14
11.0 SAMPLE METHODS, PREPARATION, ANALYSIS & SECURITY	14
11.1 Sampling Methods	14
11.2 Sample Preparation & Analysis	14
12.0 DATA VERIFICATION	15
12.1 Assay Database	15
12.2 Quality Assurance & Quality Control	15
12.3 Opinion Summary	15
13.0 MINERAL PROCESSING & METALLURGICAL TESTING	16
14.0 MINERAL RESOURCE ESTIMATES	18
14.1 Classification and Clarification of Resource Estimate	19
15.0 ADJACENT PROPERTIES	20
16.0 OTHER RELEVANT DATA & INFORMATION	20
17.0 INTERPRETATION & CONCLUSIONS	20
18.0 RECOMMENDATIONS	20
19.0 SITED REFERENCES	21
20.0 CERTIFICATES OF QUALIFICATIONS	22

List of Tables

Table 1: Preliminary Direct Agitated Cyanidation Results	16
Table 2: Preliminary Gravity Concentration Results	17
Table 3: Preliminary Bulk Sulfide Flotation Results	17
Table 4: Historic Resource Calculations (Guewilik, 1935)	18

Brewer Exploration Inc.	2

Inception Mining, Inc. U.P. and Burlington Property Technical Report

Table of Figures

Figure 1: Location of the U.P. and Burlington Mine Property	6
Figure 2: U.P. and Burlington Mine property Record of Survey M.S. 1602	7
Figure 3: Trans-Challis Fault System and associated productive gold-silver deposits	11
Figure 4: photo of recent chip-channel sampling collected above portal of adit #5	13

Brewer Exploration Inc.	3

Inception Mining, Inc. U.P. and Burlington Property Technical Report

1.0 SUMMARY

Inception Mining Inc. currently owns the approximately 42 acres of patented property that comprise the U.P. and Burlington Mine Property. This property is located in the Eureka Mining District in Lemhi County, Idaho, approximately 6 air miles west of the county seat of Salmon, Idaho (figure 1).

The U.P. and Burlington Mine Property once hosted a sizable historic underground gold mining and milling operation and still has the potential to host a narrow, high-grade gold deposit which may be viable for a small-scale underground mining operation. Although no 43-101 compliant resource has been defined on this property, historical reports have defined “ore reserves” of 58,600 tones with an average grade of 0.665 oz/t gold (38,969 ounces Au) contained within the existing development work and an additional 64,000 tons averaging 0.505 oz/t gold (32.320 ounces Au) of “probable ore”. Recent chip-channel sampling conducted by the author has confirmed that ore grade mineralization over mining widths are present on the property with values including 0.422 oz/t Au over 8.5 feet.

Initial metallurgical testing has also returned very favorable results indicating that the gold mineralization on the U.P. and Burlington Mine Property may be very amenable to a low-cost recovery method with higher than expected recovery percentages.

The current information available on this property, although not all 43-101 compliant, is at a much higher level than a typical grass roots exploration project. With continued systematic and diligent exploration effort, the historically reported “reserves” should be able to be tested in a timely manner. If, in fact, the historically stated ore blocks are present and the grades are consistent, this project has the potential to very quickly become an advanced staged exploration or early development project. If a resource can be defined with a higher level of confidence, a bulk sampling or small-scale mining operation could theoretically be initiated in very short order.

This report summarizes exploration efforts and results that consist of non-qualified historical and recently qualified data.

2.0 INTRODUCTION

This first U.P. and Burlington Mine Property technical report, prepared on behalf of Inception Mining Inc. (IMII) of Salt lake City, Utah, USA, summarizes the grab sampling, channel sampling, reconnaissance geologic mapping and historical data associated with IMII’s U.P. and Burlington Mine Property. Little recent exploration activity has been conducted on the U.P. and Burlington Property and the majority of the technical aspects of this report will focus on the historical, non 43-101 compliant, data and the recent supporting technical work conducted.

The summarized material in this report consists of non-qualified historic, qualified historic data, and current exploration efforts accepted by the qualified person of this report. This report is written to meet the Canadian National Instrument 43-101, 43-101F, and 43-101CP specifications and as such is intended for public disclosure and consumption. To this purpose extraneous technical language and appendices are recommended, under the NI 43-101 guidelines, to be limited and presented for the intended audience.

Mr. Brian T. Brewer, the qualified person and author of this report, of Brewer Exploration Inc. (Salmon, Idaho) conducted numerous site visits and personally completed, or directly supervised, all recently completed technical activities on this property.

Brewer Exploration Inc.	4

Inception Mining, Inc. U.P. and Burlington Property Technical Report

3.0 RELIANCE ON OTHER EXPERTS

The author has relied upon communication with Mr. Michael Ahlin, Chief Executive Officer of IMII, with respect to the acquisition, related ownership, and royalty position of the U.P. and Burlington Mine Property. All communication and information provided indicate full and current ownership of the surface and mineral rights. The author has relied on this information with no independent legal confirmation.

All historical data and reports sited in this technical report are done so at face value and have not been completely verified; therefore, all historical information in this report should be considered preliminary, conceptual in nature and subject to change when qualified data become available.

The metallurgical analyses sited in this technical report are taken directly from an independent consultant and the author considers the information to be true, reliable and accurate to the fullest extent possible.

4.0 PROPERTY DESCRIPTION AND LOCATION

4.1 Description and Location

The U.P. and Burlington Mine Property is located approximately 6 air miles west of Salmon, Idaho (figure 1) and consists of 42.078 contiguous patented acres located in section 17, Township 22 north, Range 21 east Boise Meridian and lies mostly within the Leesburg 7.5 minute quadrangle, but also in the Salmon 7.5 minute quadrangle. The patent for this property was received on 14 November 1900 in accordance to the United State’s Mining Act of 1872. The United States Forest Service (USFS) conducted a survey of this property and filed a Record of Survey for a Dependent Resurvey (M.S. 1602) in September 1989 (figure 2). The U.P. and Burlington Mine Property is approximately geographically centered at UTM Zone 12 NAD83 at 264200 meter east 5013700 meters north.

4.2 Royalties, Payments, Back In Rights & Encumbrances

The patented (private) land that comprises the U.P. and Burlington Mine Property was secured by INCEPTION DEVELOPMENT (The Company) as a result of the acquisition of INCEPTION RESOURCES, the previous owner, by GOLD AMERICA, INC.

Upon completion of the acquisition, the name of the company was changed to INCEPTION DEVELOPMENT and management of the new entity was retained by Inception Resources management. The property ownership has been transferred via Warranty Deed to Inception Resources. The Company has assumed the obligation of Inception Resources to the previous owners, of a debt payment of $950,000 plus a 3% net smelter royalty (NSR). Cash payments have been made to the previous owner and all contract payments are current with less than $500,000 owed. The previous owner has agreed to convert the balance of the debt into common stock of The Company. All associated additional un-patented mining claims have been transferred to The Company via Warranty Deed and recorded in The Company’s name.

4.3 Environmental Liabilities

No current environmental liabilities are known to exist on the U.P. and Burlington Mine Property.

Brewer Exploration Inc.	5

Inception Mining, Inc. U.P. and Burlington Property Technical Report

Brewer Exploration Inc.	6

Inception Mining, Inc. U.P. and Burlington Property Technical Report`

RECORD OF SURVEY
M.S. 1602
DEPENDENT RESURVEY
LEGEND
U.S.F.S. ALUM. PIPE AND CAP - REMONUMENTATION OF ORIGINAL EVIDENCE - C.P.& F. 1989
U.S.F.S. BRASS TABLET IN STONE - REMONUMENTATION OF ORIGINAL EVIDENCE - C.P.& F. 1989
ORIGINAL STONE MONUMENT - C.P.& F. 1989
PROPERTY LINE POSTED TO U.S.F.S. STANDARDS
(SLANTED LETTERING) - RECORD INFORMATION - 1900
SALMON NATIONAL FOREST
SALMON NATIONAL FOREST
N
U.P.
21.068 Acres
BURLINGTON
20.417 Acres
U.S.L.M. No. 3
N.49°50'29"E. 1529.91'
S.49°50'00"W. 1530.63'
N.40°09'14"W. 599.78'
S.40°13'22"E. 599.56'
S.41°40'24"W. 1495.49'
N.41°40'42"E. 1500.87'
N.40°44'02"W. 598.95'
SURVEY HISTORY
The original survey of the Burlington and U.P. Consolidated Lodes, M.S. 1602, was completed by Peter McCordell, U.S. Deputy Mineral Surveyor, on Nov. 14, 1900.
BASIS OF BEARINGS
The basis of bearings for this survey is the record bearing between corners 2 and 3, U.P. Lode.
SCALE in FEET
CERTIFICATE OF SURVEY
COUNTY RECORDER CERTIFICATION
U.S. DEPARTMENT OF AGRICULTURE
FOREST SERVICE
SALMON NATIONAL FOREST
REGION 4
FOREST PROPERTY LINE SURVEY
DEPENDENT RESURVEY
M.S. 1602
TOWNSHIP 22 NORTH, RANGE 21 EAST, B.M.
SECTION 17
LEMHI COUNTY, IDAHO
SURVEYED BY C. HOFFMAN

Brewer Exploration Inc.	7

Inception Mining, Inc. U.P. and Burlington Property Technical Report

4.4 Permits

Because the U.P. and Burlington Mine Property is contained on private property, the permitting process is somewhat less complicated than most exploration properties that are located on Federal Lands. However, IMII can anticipate a comprehensive permitting process before the commencement of any mining activity. A synopsis of the expected permitting process includes the following:

The Idaho Department of lands (IDL) will have jurisdiction of all exploration and mining activities that are confined to the privately held property. Idaho is a relatively friendly regulatory environment to develop a mining project and the underground permitting requirements are limited. A Notice of Intent (NOI) will need to be submitted for any activity which will result in a total surface disturbance of over 5 acres.

Any mining activity will be regulated by the Mine Safety and Health Administration (MSHA). MSHA has also started to take safety regulatory issues over exploration activities as well. Coordination with the Boise office of MSHA can be expected.

A temporary water right will need to be granted by the Idaho Department of Water Resources for exploration drilling and underground development.

A simple stormwater pollution prevention plan (SWPPP) will be required in order to acquire the relatively straight-forward General Stormwater Program permit from the Environmental Protection Agency (EPA).

Any discharge of mine water will fall under the National Pollution Elimination Discharge System (NPDES) which will be regulated by Region 10 of the EPA.

IMII is currently in the permitting process to acquire a Surface Use Determination (SUD) from the Salmon-Challis National Forest in order to construct approximately 1800 feet of road across USFS lands to the privately held property. This permit is expected to be granted before the end on 2013. The USFS will also require a simple Temporary Road Use Permit once substantial traffic on USFS roads is created by IMII’s activities.

IMII is also currently engaged in acquiring a Large Scale Development / Special Use permit from the Lemhi County Planning and Zoning Department. This permit is essentially a technicality due to the remoteness of the property involved and its lack of influence on neighboring properties / property owners.

5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

5.1 Topography, Elevation, Climate, & Vegetation

Topographically, the U.P. and Burlington Mine Property is fairly steep with elevations ranging from 6,000 to 7,500 feet above mean sea level. Exact average annual precipitation for the property is unknown, but significant winter snow levels (~7.5 feet) can be expected with much milder and dryer summers. The average annual precipitation for the city of Salmon, Idaho is approximately 9.93 inches per year. The average annual high and low temperatures for this area are 57°F and 32°F with average high temperatures reaching 85°F in June and July and average low temperatures of 11.5°F in December and January.

The vegetation on the property is typical of Rocky Mountain forests and is moderately to heavily forested. Sparse quantities of sagebrush and copious amounts of mountain grasses dominate the lower hillsides and un-forested areas throughout. The property is in the vicinity of two small mountain lakes; UP lake approximately 0.2 miles to the southwest and Wallace Lake approximately 0.4 miles to the north-northwest.

Brewer Exploration Inc.	8

Inception Mining, Inc. U.P. and Burlington Property Technical Report

5.2 Access

Access to the property is from Salmon, Idaho, an incorporated city of approximately 3,122 residents. The property is accessible from Salmon by traveling north on highway 93 approximately 3.5 miles to the USFS 023 (Stormy Peak) road. Follow this road approximately 5.75 miles to the USFS 60128-B (B-Spur) road, and then follow USFS 60128 approximately 10.25 miles to the junction of USFS 65001 (UP Lake) road. Following USFS 65001 for another 2.25 miles will bring you to the southern boundary of the U.P. and Burlington Mine Property.

Another option to reach the upper (northwest) boundary of the property is to follow USFS 023 road from its junction with highway 93 approximately 11 miles and then head south-southwest on USFS 020 (Ridge Road) road for approximately 5 miles to the junction of USFS 781. Following USFS 781 for approximately 0.5 miles to its terminus will bring you to within approximately 1800 feet from the apex of the UP and Burlington claims boundaries.

IMII is currently in the process of permitting a new access road that will extent USFS 781 from its current terminus approximately 1800 feet, reaching the patented property of the U.P. and Burlington Mine Property.

All roads mentioned, with the exception of highway 93, are moderately improved to unimproved, gravel and dirt roads. USFS 001 road is suitable for four-wheel drive vehicles with approximately the last 0.5 miles suited more for ATV / UTV traffic than pick-up type vehicles. USFS 128-B and 001 roads are open to all public traffic from 22 May through 30 September and are accessible only through a Temporary Road Use Permit the remainder of the year. All other roads are open year-round as weather permits.

5.3 Local Resources & Infrastructure

The U.P. and Burlington Mine Property is located approximately 6 air miles from the town of Salmon, Idaho. Salmon has a population of approximately 3,122 people and is the county seat. Salmon has a long mining and exploration history and skilled labor is available from Salmon and the surrounding areas. Salmon offers most technical and mechanical services that are required for a project of this scope. Water, through permitting, is available for limited exploration activity and as yet undetermined for mining utility. There is no electrical infrastructure in the property area, and all electricity demand would be met by diesel generators.

6.0 HISTORY

Placer gold was discovered in 1866 near present-day Leesburg and the resultant gold rush led to lode gold discoveries in the surrounding area (Oberbillig, 1960). Gold was reportedly first discovered on the U.P. and Burlington Property in 1882. Two claims, the UP and the Burlington, were patented in 1900 and most of the development work was done prior to 1907. Development work included six tunnels, distributed up the mountain side at elevations approximately 100 feet apart, and a shallow shaft beyond the upper tunnel (Umpleby, 1913). A total of 2745 feet of workings including; 2342 feet of drifts, 385 feet of raises, and 18 feet of shaft are reported to have been completed. A 10 stamp mill was constructed in 1907 and was operated intermittently for six months (Guewilik, 1935). Remnants of the mill exist today. Company reports by U.P. & Burlington Gold Mining and Milling Company (1907 to 1913) and West States Mines Inc. (1937 & 1938) are incomplete and deficient in great detail. Although the exact amount of metals and their associated grades that were mined from this property remain unknown, an early newspaper (unknown date) reports “…considerable gold bullion….” was mined from this property.

The Number 5 tunnel (second lowest) was opened and sampled in 1934 and an ore reserve calculation report, computed from map records, was prepared in 1935 (Guewilik, 1935).

Brewer Exploration Inc.	9

Inception Mining, Inc. U.P. and Burlington Property Technical Report

The UP & Burlington mine area was included in a 1990 joint venture exploration program comprising Formation Capital Corporation and Teck Resources (Johnson et. al., 1998). Data from this effort is not currently available for review.

Two of the historic portals (No. 5 and No. 6, the two lowest portals) were exposed in the summer of 2011 by the current owners. Though the adits were not accessible because of debris flow material just inside the portal, an initial sampling program in the vicinity of the portals was undertaken in 2011-2012 with minor amounts of sampling conducted in 2013.

7.0 GEOLOGICAL SETTING

7.1 Regional Geology

The U.P. and Burlington Mine is one of numerous epithermal precious metal deposits spatially and genetically related to the Trans-Challis Fault System, a broad northeast-trending structural system that has been traced for 168 miles across the center of the state of Idaho, from Idaho City and the Boise Basin in the southwest, to the Montana border beyond the city of Salmon, in the northeast (figure 3). Features of the Trans-Challis Fault System such as the extent and linearity of the system, the high-angle nature of the faults, aligned grabens, Eocene igneous intrusions, a caldera, and post-intrusive adjustment along the faults, all indicate that the regional structure is a major zone of Eocene rifting and crustal extension. Faults and fractures, domes, and grabens of the Trans-Challis Fault System controlled the locations for vein-filling precious metals and hydrothermal activity. (Bennett, 1984; Kilsgaard & others, 1986; Johnson & others, 1988).

The Boise Basin, at the southwest end of the Trans-Challis Fault System, produced 2.9 million ounces from 1863-1980, more gold than any other mining locality in Idaho. At the opposite, northeastern, end of the fault system, there are more than a dozen epithermal gold-silver deposits of Tertiary age with common characteristics, including the U.P. and Burlington mine. They are all vein deposits with simple mineralogy (i.e. quartz gangue) with free gold and auriferous pyrite, and they are in northeast-trending shears or fissures of the Trans-Challis Fault System.

Mineral deposits along the Trans-Challis Fault System are hosted by a variety of country rock types: Upper Cretaceous granitic rocks of the Idaho batholith, Tertiary dikes, Eocene plutonic rocks and dikes, Paleozoic or Precambrian roof pendants within the Idaho batholith, pyroclastic rocks of the Eocene Challis volcanics, or, as in the case of the U.P. and Burlington mine, Precambrian meta-sedimentary and igneous rocks. (Kilsgaard & others, 1986).

Brewer Exploration Inc.	10

Inception Mining, Inc. U.P. and Burlington Property Technical Report

Brewer Exploration Inc.	11

Inception Mining, Inc. U.P. and Burlington Property Technical Report

7.2 Property Geology

Detailed geological mapping of the U.P. and Burlington Mine Property has been initiated but has not yet been finalized and therefore is not available for publishing at the time of this writing. Therefore, I will summarize the property geology from historical reports and personal knowledge.

The earliest available source describes the UP Burlington mine geology as follows:

“The vein, which strikes N42ºE and dips 80-87ºNW, lies in the granite about 100 yards from its contact with the quartzites. The walls are firm and about 5 feet apart, the interim being filled with coarse gouge and vein matter. In most places the vein is about 10 inches wide, but locally it widens to 2 feet or narrows to a stringer. In some places it is split into two or more parallel bands, separated by gouge. The quartz is clear and coarsely crystalline and contains a few vugs lined with crystals of the same material. Pyrite occurs in coarse isolated cubes, bunches of cubes, and in a few fine-grained bands. It varies greatly in amount, in places constituting as much as 15 per cent of a face and in others being entirely absent.” (Umpleby, 1913).

Guewilik describes the property geology as follows: “The vein strikes N40ºE and dips 80º plus west. It is in granite formation, near the granite contact with the quartzite. It outcrops the whole length of the UP claim and part of the Burlington. The UP claim lies on the slope of a steep hill, the crest of which is the NE end line of the UP and the beginning of the Burlington claim. The Burlington claim lies on flat ground; heavy overburden covers the continuation of the outcrop and no effort has been made to expose it further. The vein is of fissure type filled with quartz and coarse gouge. Gouge is mostly crushed quartz, partly schist as found in No. 5 tunnel. Gold is deposited partly free, rest is found in pyrite, there are no other minerals worthy of mention found in the vein.” (Guewilik, 1935).

Geologic mapping in the 1980’s (Connor & Evans, 1986) shows the U.P. and Burlington Mine Property to be underlain by both middle Proterozoic granite, and the middle unit of the Yellowjacket Formation quartzitic sediments, with the contact between quartzite and granite lying somewhere within the property. More recent research however, has redefined the Yellowjacket Formation to a more restricted locale, and the quartzites at the U.P. and Burlington Mine Property are identified as part of the Lemhi Group, more particularly the Mesoproterozoic Gunsight Formation (Tysdal, 2000).

Recent sampling by the author includes sample descriptions including the following material; granite, lesser augen gneiss, quartzite, sheared quartzite, white quartz vein with and without sulfides (pyrite, sphalerite, galena, and chalcopyrite), sheared quartz vein, strongly iron-oxidized fault zone, and rock gouge. Notable structural components consist of N40°E steeply dipping (87° - 90°) faults and fissure filling epithermal quartz veins.

7.3 Mineralized Zones & Veins

Gold mineralization on the U.P. and Burlington Mine Property occurs as epithermal vein-type deposits in northeast-trending steeply-dipping shears or fissures of the Trans-Challis Fault System. Initial sampling indicates that the gold mineralization may occur both as free gold and associated with auriferous pyrite in a quartz gangue, although gold is also indicated with strong FeOx alteration. Minor amounts of sphalerite, galena and chalcopyrite are also present, but appear to be of no economical significance. Silver is also associated with the high-grade gold mineralization, but again appears to be of little economical significance.

Brewer Exploration Inc.	12

Inception Mining, Inc. U.P. and Burlington Property Technical Report

Significant gold mineralization has been encountered in recent surface sampling conducted by the author including; 31.04 ppm (0.905 opt) Au over a 3-foot chip-channel sample with strong FeOx alteration which was internal to a wider zone with a weighted average of 14.47 ppm (0.422 opt) Au over 8.5 feet (figure 4). High grade select float samples have resulted in assays of up to 45.67 ppm (1.332 opt) Au / 20.75 ppm Ag in vein material with 5% – 7% disseminated pyrite.

The exact tenor of the mineralized veins and structures has not yet been defined.

2.5' @ 0.25 ppm Au
3.2' @ 2.88 ppm Au
3' @ 31.04 ppm Au
1.3' @ 4.11 ppm
2' @ 0.59 ppm Au
1' @ 15.28 ppm Au

8.0 DEPOSIT TYPE

The structurally-controlled gold mineralization on the U.P. and Burlington Mine Property is associated with northeast-trending, steeply-dipping structures of the Trans-Challis Fault System and occurs as epithermal vein-type deposits in shears and fissures along the contact between the Precambrian metasediments of the Lemhi Group, more specifically, the Mesoproterozoic Gunsight Formation and the lesser augen gneiss and granitic rocks of the Idaho Batholith of Upper Cretaceous age.

The Trans-Challis fault system consists of northeast-trending, subparallel, high-angle faults and grabens, along which major movement occurred during Eocene extension (Bennett, 1984). The major zone of Eocene rifting and crustal extension and resulting introduction of igneous intrusions of Eocene age has guided emplacement of numerous epithermal gold-silver deposits. These deposits are hosted in both Upper Cretaceous granitic rocks of the Idaho Batholith as well as along, or partially within, Tertiary dikes.

Brewer Exploration Inc.	13

Inception Mining, Inc. U.P. and Burlington Property Technical Report

9.0 EXPLORATION

IMII initiated minimal surface exploration activities on this property in 2012. Specifically, IMII has conducted surface grab and channel sampling and limited geological mapping. Exploration activities conducted to date also include the consolidation of historical data to correlate observations and conceptualize current and additional future prospect work.

Small bulk samples were collected in 2013 for metallurgical analysis that will be discussed in section 13.

10.0 DRILLING

No drilling has been conducted on the U.P. and Burlington Mine property to the author’ knowledge.

11.0 SAMPLE METHODS, PREPARATION, ANALYSIS & SECURITY

11.1 Sampling Methods

All recent sampling, for the purpose of this report, was personally conducted by the author, Brian T. Brewer, CPG, QP utilizing methods that comply with, or exceed, accepted industry standards and NI 43-101standards. Specifically, all samples were collected with the following guidelines; located with handheld GPS units using UTM NAD 83 coordinates, locations were properly marked in the field using aluminum tags and flagging tape, all samples were photographed for archival purposes and complete sample descriptions were written which included the following information; sample type, location, date, lithology, mineralization, alteration, any structural components and sample size and/or width etc.

The author retained proper chain of custody for all samples collected from the time the samples were collected, through storage in a locked facility until final direct shipping of field samples to the assay laboratory via UPS with a tracking number.

Quality assurance / quality control (QA/QC) samples were inserted into the sample string at a frequency of one per every 20 samples (5%). QA/QC samples include; field duplicates, assay lab duplicates, blanks and prepared standards.

All sample locations and data were entered into a database spreadsheet, created by the author in 2012, which is only accessible to modification by the author. All original laboratory secured .PDF assay files are securely retained for audit purposes.

11.2 Sample Preparation & Analysis

Samples collected during the 2011 - 2013 exploration programs were analyzed by one of two assay laboratories, either ALS Minerals or Inspectorate, both of Reno, Nevada. ALS Minerals laboratory is accredited to ISO/IEC 17025-2005 standards and Inspectorate Laboratory is ISO 9001:2000 accredited. Both laboratories and their accreditations are widely accepted throughout the mining and exploration industry as being compliant with NI 43-101 reporting standards.

Brewer Exploration Inc.	14

Inception Mining, Inc. U.P. and Burlington Property Technical Report

All samples collected by the author, and the focus of this report, were brought to a secure facility in Salmon, Idaho from the property. From this facility, QA/QC samples were inserted into the sample string and all samples were boxed for shipment to the assay laboratory. Shipment to the assay laboratory was via UPS.

The same sample preparation was utilized regardless of which laboratory the samples were shipped to, which included; login of samples to the laboratory’s internal tracking system, weighting of sample, standard drying, fine crushing of the entire sample to produce a crush product with >70% of the material less than 2mm (10 mesh) in diameter, split of approximately 250 grams of crush material which was pulverized to >85% passing 75 microns (200 mesh).

Analysis for gold or gold and silver was completed utilizing a one assay ton fire assay with AA (atomic absorption) finish. Assay results were reported in ppm. Sample results are held by IMII in both secure (lab signed PDF) and spreadsheet formats as delivered by the analytical laboratory. Coarse rejects and pulps are currently being stored at the assay laboratory until their return to IMII.

12.0 DATA VERIFICATION

This section describes measures taken to verify the accuracy of the assay data presented in this report. The limited amount of data currently available for the U.P. and Burlington Mine Property allows for a lesser complicated monitoring system. However, once the project starts to generate a sizable amount of data a more advanced and ongoing monitoring program designed to thoroughly and completely identify and monitor for assay bias and accuracy will need to be implemented. The guidelines and procedures that the author is currently utilizing will allow for the additional influx of data from a more advanced exploration program. All recent data is accepted by the author as NI 43-101 compliant.

12.1 Assay Database

A secured spreadsheet based database was collated by the author. The database has all of the sample data and field observations digitized with reference to laboratory certificates and sample designations. The assay data is cross-correlated with geographic (GIS) information as standardized for the project to be UTM NAD83 Zone 12 N. All of the assay data is available in digital format and a subroutine was developed to read each certificate data set into the database to avoid entry errors. Systematic review of the database shows it to be without any errors and in agreement with the laboratory certificates. The database is password protected and only accessible for editing by the author.

12.2 Quality Assurance & Quality Control

Quality assurance and quality control are important to identify contamination, bias and help define the precision and accuracy of gold mineralization measurements, which may ultimately be used to develop resource estimates. All QA/QC samples and analysis have been thoroughly checked and no analytical errors of significance have been found that would require a sample to be excluded at the time of this writing.

12.3 Opinion Summary

The current procedures and guidelines that the author and IMII are following in regards to the U.P. and Burlington Mine Property are well within the accepted NI 43-101 standards. Continued diligence in regards to QA/QC sampling will be critical in identifying any analytical bias or inaccuracies. This will be especially critical in a high-grade vein-type deposit of this nature where sporadic gold mineralization and high-grade nugget effect are inherent.

Brewer Exploration Inc.	15

Inception Mining, Inc. U.P. and Burlington Property Technical Report

13.0 MINERAL PROCESSING & METALLURGICAL TESTING

In March of 2013, IMII collected approximately 105 pounds of lower-grade vein material from the U.P. and Burlington Mine Property. Due to the snow levels, this was the only material available at the time. This material was sent to McClelland Laboratories Inc. of Sparks, Nevada for metallurgical testing.

Feed analysis, direct agitated cyanidation, gravity concentration and bulk sulfide flotation tests were conducted to determine an economic processing sequence for the material. Head grades were determined by triplicate fire assay, metallic screen assay and calculated heads from metallurgical tests. In all, 7 head grades were determined. Average head grade of this material was 0.1512 on/ton Au and 2.76 oz/ton Ag.

Metallic screen assay results show that only 15.9 and 0.1 percent of the contained Au and Ag, respectively, reported to the metallics fraction (+150 mesh), and indicates that most of the contained Au and Ag was not present as particulate coarse Au or electrum. Gravity concentration results show, however, that 90.2 and 46.3 percent of the contained Au and Ag, respectively, were recovered by rougher concentration.

Results show that the sample was readily amenable to cyanidation treatment at a P80200 mesh grind size, especially for Au. Gold and Ag recoveries of 97.0 and 74.1 percent, respectively, were achieved in 96 hours of leaching. Recovery rate data show that likely a 72 hour retention time in a commercial circuit would be required to achieve near maximum precious metal recovery. This long retention time would require more than the normal number of leach tanks (or larger leach tanks) for a commercial process plant. NaCN consumption was high at 1.68 lbs/ton of ore. Lime requirement was low at 3.3 lb/ton of ore (table 1).

Table 1. Overall Metallurgical Results, Direct Agitated Cyanidation Test, P80200 Mesh Feed

Extraction: percent of total	Au		Ag
In 2 hours	44.3		31.2
In 6 hours	72.7		44.6
In 24 hours	94.1		65.3
In 48 hours	94.7		71.3
In 72 hours	96.6		72.9
In 96 hours	97.0		74.1
Extracted, oz/ton of ore	0.1400		2.15
Tail Assay, oz/ton[1]	0.0043		0.75
Calculated Head, oz/ton of ore	0.1443		2.90
Average Head, oz.ton of ore[2]	0.1512		2.76
NaCN Consumed, lb/ton of ore		1.68
Lime Added, lb/ton of ore		3.3
Final Leach PH		11.2
Natural pH (40% Solids)		6.8
Final DO, ppm		7.1

1)	Average of triplicate tail assays
2)	Average of all head grade determinations

Table 1: Preliminary Direct Agitated Cyanidation Results

The sample was readily amenable to rougher gravity concentration treatment for Au. A clean concentrate was 0.21 percent of the feed weight, contained 46.959 oz/ton Au and 177.34 oz/ton Ag, but represented Au and Ag recoveries of only 77.0 and 22.9 percent, respectively. A rougher concentrate would be 3.17 percent of the feed weight, would contain 3.680 oz/ton Au and 23.85 oz/ton Ag and respective recoveries would increase to 90.2 percent (Au) and 46.3 percent (Ag). Rougher concentration ratios were acceptable (table 2).

Brewer Exploration Inc.	16

Inception Mining, Inc. U.P. and Burlington Property Technical Report

Table 2. Gravity Concentration Test Results, P80150 Mesh Feed

							Distribution		Concentration Ratios
	Weight	Cum.	Assays oz/ton		Percent		Cum. percent		Cl. Con.	Ro. Con.
Product	%	Wt. %	Au	Ag	Au	Ag	Au	Ag	feed	feed
Cl. Con.	0.21	0.21	46.959	177.34	77.0	22.9	77.0	22.9	Wt=470:1	31:1
Cl. Tail	2.96	3.17	0.572	12.83	13.2	23.4	90.2	46.3	Au=367:1	29:1
Ro. Tail	96.83	100.00	0.013	0.90	9.8	53.7	100.0	100.0	Ag=109:1	15:1
Composite	100.0		0.1281	1.624	100.0	100.0

Table 2: Preliminary Gravity Concentration Results

The sample was also readily amenable to cleaner flotation processing. The clean concentrate was 2.24 percent of the feed weight, contained 6.388 oz/ton Au and 115.50 oz/ton Ag and represented Au and Ag recoveries of 95.9 and 88.4 percent, respectively. The rougher concentrate would more than double the percentage of the feed weight and would produce much lower rougher concentrate grades. Rougher flotation would not markedly increase recovery (3.8% more Au, 1.9% more Ag recovery) and would substantially decrease concentration ratios (table 3).

Table 3. Bulk Sulfide Flotation Test Results, P80200 Mesh Feed

					Distribution				Con. Ratios
	Weight	Cum. Wt.	Assays, oz/ton		Percent		Cum. percent		Cl. Con.
Product	percent	percent	Au	Ag	Au	Ag	Au	Ag	Feed
Cl. Con.	2.24	2.24	6.388	115.50	95.9	88.4	95.9	88.4	Wt = 45:1
Cl. Tail	2.99	5.23	0.188	1.85	3.8	1.9	99.7	90.3	Au = 43:1
Ro. Tail	94.77	100.00	0.0005	0.30	0.3	9.7	100.0	100.0	Ag = 39:1
Composite	100.00		0.1492	2.93	100.0	100.0

Table 3: Preliminary Bulk Sulfide Flotation Results

The sample submitted to McClelland Laboratories Inc. for preliminary metallurgical testing was readily amenable to all three processing methods evaluated. Although, the sample submitted was considerably lower-grade than the higher-grade material that has been confirmed to exist on the property, the initial metallurgical analysis is considered to be very favorable. IMII is in the process of continued metallurgical testing of higher-grade material at the time of this writing. If the results for the higher-grade material are similar, or better, than the above results, IMII should be able to make process determinations based on capital, operating and reclamation costs rather than solely on process technologies. The author recommends that gravity concentration processing be further considered for any future production.

Brewer Exploration Inc.	17

Inception Mining, Inc. U.P. and Burlington Property Technical Report

14.0 MINERAL RESOURCE ESTIMATES

No NI 43-101 compliant resource has yet to be defined on the U.P. and Burlington Mine Property.

However, a non-compliant resource estimate based on historical work (Guewilik, 1935) will be discussed here in order to show exploration and resource potential of the U.P. and Burlington Mine Property. The 1935 reserve report presents computation of “developed and probable ore reserves” based on “map records” (Guewilik, 1935). The author has reviewed the 1935 report, but the map records on which it is based were not available for review. The calculations presented in the 1935 report are summarized in the following table, which has retained the original terminology from the report. A discussion of the terminology will follow. It should also be noted that no known additional work or mineral extraction has been completed, other than the minimal work mentioned in this report by IMII, to the author’s knowledge since the writing of the 1935 report.

Table 4. Guewilik 1935 Ore Calculations

1935 Report	Vein Width ft	Area sq. ft.	Tons (in-situ)	Value per Ton @$35	OPT Au	Ounces	Tons of Minable Ore	Ounces Minable	Ounces Recoverable
Developed Ore Block 1	2.77	87,500	18,600	32.86	0.9389	17,463	14,900	14,003	12,603
Developed Ore Block 2	2.72	120,000	25,000	21.49	0.6140	15,350	18,750	11,562	10,406
Developed Ore Block 3	1.66	120,000	15,000	14.00	0.4000	6,000	5,000	4,290	3,861
Total Developed Ore			58,600		0.6623	38,813	38,650	29,856	26,870
Probable Ore North			32,000	23.40	0.6686	21,394	22,400	14,976	13,478
Probable Ore Below			32,000	12.00	0.3429	10,971	22,400	7,680	6,912
Total Probable			64,000		0.5057	32,366	44,800	22,656	20,390
Grand Total			122,600		0.5806	71,178	83,450	52,512	47,260

Table 4: Historic Resource Calculations (Guewilik 1935)

Guewilik calculated the “Tons” column amounts of “developed” ore by simply computing a volume of vein material and applying a tonnage factor (13 cubic feet per ton which calculates to 2.46 metric tonnes per cubic meter). The columns labeled “OPT” and “Ounces” were calculated from Guewilik’s tonnage and value figures. The column labeled “Tons of Minable Ore” resulted from Guewilik’s subtraction of 20, 25 or 30 percent of the resource tons to account for possibly un-minable ore. The column labeled “Ounces Recoverable” was calculated because of Guewilik’s estimation of 90% mill recovery.

The three blocks of “developed” ore add up to 58,600 tons at an average grade of 0.6686 oz/ton Au for 38,813 ounces before any subtractions for mining. Guewilik reduced that amount to 38,650 tons (29,856 ounces Au) minable and 26,870 ounces Au recoverable. Guewilik compares this reserve to the ore reserves originally shown on a 1907 map as Blocks A through E. The original 1907 reserves reportedly totaled 14,702 tons at a value of $13.50 per ton ($20 Au) or 0.675 oz/ton Au. Guewilik cites improved mining and metallurgical processes over the interceding 28 years as the reason for the increased reserves.

For the two areas of “probable ore reserves”, Guewilik postulated that it was reasonable to assume two factors: (1) that the vein continues 300 feet along strike to the northeast with the same width and grade as the “developed” ore reserve, and (2) that the mineralization continues 150 feet below the lowest adit at grades equal to the grades evident in the lowest adit, the No. 6 tunnel. However, he conservatively assumed a slightly decreased value in the zone below the workings.

As a worst case scenario, and “to show the margin of safety”, drift sample results from November 1934 sampling of drift No.5 were used in further calculations on page 6 of the 1935 report. Areas of vein surface were not changed, but the vein width and grade were taken from the 1934 sampling (3.28 feet and 0.2677 oz/ton Au) resulting in a total resource of 165,260 tons at 0.2677 oz/ton Au before any subtractions.

Brewer Exploration Inc.	18

Inception Mining, Inc. U.P. and Burlington Property Technical Report

The author considers this to be a conservative and appropriate way to assess the potential ore blocks and the associated tonnage. Samples collected by the author indicate that grades and widths could be significantly better.

14.1 Classification and Clarification of Resource Estimate

At this stage of the project, it is difficult to classify the projected ore blocks with any confidence or ability to meet reporting criteria; however, the author believe that the assumptions used are reasonable based on the available data. With the proper evaluation/documentation of these ore blocks, they could fall into a resource classification under the Canadian National Instrument regulations.

The 1935 reserve report refers to maps that were not available for review, including a 1914 map by Emerson Hill. These unavailable maps presumably showed vein widths and assays along the drifts, as well as the mapped outlines of three reserve blocks of developed ore. Without being able to see that actual data, the author cannot render an opinion on the average vein thickness or the average grade. Instead, my review has assumed that the widths and grades used in the 1935 calculations accurately represent the data. Surface exposure of the vein system indicates the widths are consistent with the historical assumptions used.

As a conceptual test of the extent of the vein, the areas reported for each block were compared with cross-sectional areas through the claims (KMS, 2013), from the adit to the crest of the hill, and with the lengths of the six drifts. It was determined that the areas used in the “developed” ore reserve calculations are reasonable, given the information available. Furthermore, the 64,000 tons estimated for the “probable” category is considered reasonable if three assumptions are made: a 500 foot height for the northern extension, a 1500 foot length (longest adit plus 300) for the portion below the workings, and a 1.85 foot vein width for the portion below the workings.

Assuming additional exploration work, conducted by IMII, as outlined by Brewer Exploration Inc. is successful; the historic resources may meet the Canadian National Instrument 43-101 rules. Using this modern terminology, the following conclusions are reasonable from the data presented in the 1935 reserve report:

Indicated Resource of 58,600 tons averaging 0.6623 opt Au (1935 “developed” ore) Inferred Resource of 64,000 tons averaging 0.5057 opt Au (1935 “probable” ore) Probable Reserve of 38,650 tons averaging 0.6623 opt Au (1935 “developed” ore)

The “probable ore reserve” from the report would probably not qualify as an actual reserve, even after the subtractions for un-minable areas, unless it was qualified as hypothetical.

It is important to note that the 1935 report states that the width sampled was only on “favorable” portions of the vein, and other portions of the vein had lower values not desirable in 1907. The numbers used in the reserve calculations do not represent those lower value portions. Obviously, today’s gold prices and mine operating costs are significantly different than in either 1914 or 1935 and the lower values may be feasible to mine and could be converted to resources with drilling and other geologic investigation techniques. It is possible that with further investigation, the actual tonnage may increase with a decrease in grade resulting in an overall increase in ounces.

Brewer Exploration Inc.	19

Inception Mining, Inc. U.P. and Burlington Property Technical Report

Recent chip channel sampling performed within the last two years by the author on behalf of IMII resulted in significant gold values including 0.422 oz/ton Au over 8.5 feet and 0.905 oz/ton Au over 3 feet. Although this sampling effort is too minimal at this time to allow for any updating of the historic resource calculations, the results certainly indicate that the historically stated “reserve” is feasible.

15.0 ADJACENT PROPERTIES

There are several un-patented mining claims in the vicinity (east and southeast) of the U.P. and Burlington Mine Property. However, none of these claims are considered to currently pose any risk to any future exploration or mining activity on the Property. Future consideration of these additional claims may be warranted to gather additional area geologic and mineral occurrence information.

16.0 OTHER RELEVANT DATA & INFORMATION

No other material facts or information, that have not been discussed in this report relating to the property ownership, mineralization, encumbrances, or environment liabilities, are known by the author at the time of writing this report.

17.0 INTERPRETATION & CONCLUSIONS

Significant high-grade gold mineralization has been identified on Inception Mining Incorporated’s U.P. and Burlington Mine Property. While the property currently has insufficient work completed on it to identify a NI 43-101 compliant resource, recent exploration activities indicate that the historically stated resource estimate is feasibly. The level of information available on this property is significantly higher than a typical grass roots exploration project. And, if in fact, the historically stated ore blocks are present and the grades are consistent, this project has the potential to quickly become an advanced staged exploration project or early development project with the potential for small-scale near-term production.

The U.P. and Burlington Mine Property has the potential to host a narrow high-grade gold deposit which may be well suited for a small-scale narrow underground mining operation. With a systematic and diligent exploration program, IMII has the potential to prove the historically stated resource with enough confidence to make a small-scale production decision rather quickly.

This property has several attributes that would prove very beneficial if a production decision is geologically and economically warranted including; privately held property, proximity to State highways and towns, favorable metallurgy and no known adverse or unusual environmental concerns.

18.0 RECOMMENDATIONS

The author recommends that continued exploration and resource definition work be completed on this property in order to bring the historic resource into NI 43-101 compliance. In order to best achieve this, the author recommends opening, rehabilitation and geological mapping and sampling of the historical workings. This will provide the most vein exposure allowing for the most accurate estimation of grade, tonnage and vein tenor. In conjunction to this work, it is recommended that IMII continues their effort to geologically map the property and surrounding areas with emphasis on structural interpretations.

It is further recommended that IMII, again, continues their efforts to conduct metallurgical analyses. This should be completed at the laboratory scale with high-grade material and also with bulk sampling at the mill scale.

Brewer Exploration Inc.	20

Inception Mining, Inc. U.P. and Burlington Property Technical Report

It is also recommended that IMII continues to engage the regulatory entities that have jurisdiction on this property and to be proactive in their environmental and baseline data collection and interpretation.

It is essential that all future work completed on the U.P. and Burlington Mine Property be completed in compliance with NI 43-101 standards and in accordance to meet or exceed all widely accepted industry standards.

19.0 SITED REFERENCES

1.	Anderson, Alfred L., 1956, Geology and Mineral Resources of the Salmon Quadrangle, Lemhi County, ID, Idaho Bureau Mines & Geology Pamphlet #106.

2.	Bennett, E.H., 1984, The trans-Challis fault zone, a major crustal discontinuity in central Idaho [abs.]: Geol. Soc. America Abstracts with Programs, v. 16, p. 442.

3.	Brewer, Brian T., 2013, U.P. & Burlington Mine Property, Lemhi County, Idaho, Exploration and Predevelopment Recommendations, Brewer Exploration Consulting Geologist Report.

4.	Brewer, Brian T., 2012, U.P. Burlington Mine Property, Lemhi County, Idaho, Phase One Exploration Report, Brewer Exploration Consulting Geologist Report.

5.	Connor, J.J., and Evans, K.V., 1986, Geology Map of the Leesburg quadrangle, Lemhi County, Idaho: USGS Miscellaneous Field Studies Map MF-1880.

6.	Evans, Karl V., Lund, Karen I., Tysdal, Russell G., Green, Gregory N., and Winkler, Gary R., 2003, Geologic Map of the Salmon National Forest and Vicinity, East-Central Idaho: U.S. Geological Survey Geologic Investigations Series I-2765, U.S. Geological Survey, Denver, Colorado.

7.	Guewilik, R., 1935, Report on U.P. & Burlington Mine, Company Report.

8.	Johnson, Close & McHugh, 1998, Mineral Resource appraisal of the Salmon National Forest, Idaho: USGS Open File Report #98-478.

9.	Johnson, K.M., Lewis, R.S., Bennett, E.H. and Kilsgaard, T.H., 1988, Cretaceous and Tertiary Intrusive Rocks of South-Central Idaho, in Link, P.K. and Hackett, W.R., editors, Guidebook to the Geology of Central and Southern Idaho: Idaho Geological Survey Bulletin 27, p. 55-86.

10.	Kilsgaard, T.H., Fisher, F.S., Bennett, E.H., 1986, The Trans-Challis Fault System and Associated Precious Metal Deposits, Idaho: ECON. GEOL., v81. p 721-724.

11.	Klepfer Mining Services LLC, (KMS), Audit/Review, Brewer Exploration, Exploration and Predevelopment Recommendations, U.P. & Burlington Mine Property, Lemhi County, Idaho, 2013, Consultant’s Report.

12.	Oberbillig, E., 1960 rev.1985, Mining in Idaho: Idaho State Historical Society Reference Series, No. 9.

13.	Tysdal, R.G., Revision of Middle Proterozoic Yellowjacket Formation, Central Idaho, 2000: USGS Professional Paper 1601-A, 13p.

14.	Umpleby, Joseph B., 1913, Geology and Ore Deposits of Lemhi County, ID, USGS Bulletin # 528.

Brewer Exploration Inc.	21

Inception Mining, Inc. U.P. and Burlington Property Technical Report

20.0 CERTIFICATES OF QUALIFICATIONS

I, Brian T. Brewer, am a Professional Geologist and am currently working as a consulting geologist residing in Salmon, Idaho and I hereby certify that;

i.	I reside at P.O. Box 305 / 26 Hay Hook Road, Salmon, Idaho 83467 USA

ii.	This certificate applies to the technical report titled “U.P. and Burlington Mine Property, Lemhi County, Idaho, dated 08 November 2013.

iii.	I graduated with a Bachelor of Science degree in Geology from the University of Idaho in 1993.

iv.	I am a Certified Professional Geologist through American Institute of Professional Geologists (# 11508).

v.	I have practiced my profession for 19 years. I have been directly involved in working on mineral deposits including; geological mapping, property evaluations, project supervision, drill program supervision, ore control geology, ore modeling and grade estimation.

vi.	As a result of my experience and qualifications, I am a Qualified Person as defined in National Instrument 43-101 Standards of Disclosures of Mineral Projects (NI 43-101).

vii.	I have personal knowledge of the U.P. and Burlington Mine Property and Inception Resource Corporation’s involvement and work programs associated with this property based upon numerous personal field visits to said property in 2011 – 2013 and my intimate involvement with the work programs conducted on said property.

viii.	As of the date of this certificate, to the best of my knowledge, information and belief, this report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Signed and sealed this 08th day of November 2013

Brian T. Brewer, CPG, QP

Brewer Exploration Inc.

Brewer Exploration Inc.	22